Exhibit 4.8

Warrant Agreement

THIS WARRANT AGREEMENT (the “Agreement”), dated [______], 2014, by and between Crossroads Systems, Inc., a Delaware corporation (the “Company”) and American Stock Transfer & Trust Company, LLC, (the “Warrant Agent”).

1.          Definitions. As used in this Agreement, the following terms shall have the respective definitions set forth in this Section 1. Capitalized terms that are used and not defined in this Agreement that are defined in the Purchase Agreement (as defined below) shall have the respective definitions set forth in the Purchase Agreement.

“Closing Price” means, for any date of determination, the price determined by the first of the following clauses that applies: (i) if the Common Stock is then listed or quoted on a Trading Market, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) on such market; (ii) if prices for the Common Stock are then quoted on the OTC Bulletin Board or OTC Quotation Board, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (iii) if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iv) in all other cases, the fair market value of a share of Common Stock as determined by an independent qualified appraiser selected in good faith and paid for by the Company.

“Common Stock” means the common stock of the Company, par value $0.001 per share, and any securities into which such common stock may hereafter be reclassified.

“Exercise Price” means $[_____], subject to adjustment in accordance with Section 10.

“Fundamental Transaction” means any of the following: (i) the Company effects any merger or consolidation of the Company with or into another person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, or (iii) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property and that has been accepted by holders of more than 50% of the Company’s Common Stock.

“Purchase Agreement” means the Underwriting Agreement, dated [_____ __], 2014, to which the Company and Northland Securities, Inc. are parties.

“Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market (other than the OTC Bulletin Board or OTC Quotation Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board or OTC Quotation Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board or OTC Quotation Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in clauses (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, NYSE AMEX, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board or OTC Quotation Board (or any successors to the foregoing), or any other national securities exchange approved under Rule 146(b) promulgated under the U.S. Securities Act of 1933, as amended (“Securities Act”), on which the Common Stock is listed or quoted for trading on the date in question.

2.          Global Warrant Certificate. Each Common Stock Purchase Warrant (the “Warrant”) will certify that for value received, the holder or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Original Issue Date”) and on or prior to 5:30 p.m., New York City time, on the date that is three (3) years following the Original Issue Date (the “Expiration Date”) but not thereafter, to subscribe for and purchase from the Company, up to an aggregate of [_____] shares for all Warrants (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price per share of Common Stock under the Warrant shall be equal to the Exercise Price, as defined in Section 1. The Warrants shall be represented by one more Global Warrant Certificates (“Global Warrant Certificates”) registered in the name of Cede & Co., as the nominee of the Depository Trust Company (the “Depository”), in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and which shall be signed by, or bear the facsimile signature of, an authorized officer of the Company.

3.          Registration of Warrant; Beneficial Owner. The Warrant Agent shall register the Warrants upon records to be maintained by the Warrant Agent for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company and the Warrant Agent may deem and treat the registered Holder of the Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. The term “beneficial owner” shall mean any person in whose name ownership of a beneficial interest in the Warrants evidenced by a Warrant is recorded in the records maintained by the Depository or its nominee.

4.          Registration of Transfers.

(a)         The Warrant Agent shall register the transfer of any portion of the Warrant in the Warrant Register, upon surrender of the Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Warrant Agent at its address specified herein. Upon any such registration or transfer, a new Warrant to purchase Common Stock, in substantially the form of the Warrant (any such new Warrant, a “New Warrant”), evidencing the portion of the Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of the Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

(b)         The transfer and exchange of beneficial ownership interests in Global Warrant Certificates shall be effected (i) through the Depository, in accordance with this Agreement and the procedures of the Depository therefor or (ii) by institutions that have accounts with the Depository (such institution, with respect to a Warrant in its account, a “Participant”).

5.          Exercise and Duration of Warrants.

(a)         The Warrant shall be exercisable by the registered Holder in whole at any time and in part from time to time from the Original Issue Date through and including the Expiration Date, by delivering to the Warrant Agent (i) the Warrants to be exercised shown on the records of the Depository to an account of the Warrant Agent at the Depository designated for such purpose in writing by the Warrant Agent to the Depository from time to time, (ii) an Exercise Notice with respect to such Warrants to be exercised (in the form attached hereto) (an “Exercise Notice”) properly delivered by the Participant in accordance with the Depository’s procedures, and (iii) payment of the Exercise Price in accordance with Section 11. On the Expiration Date, the portion of the Warrant not exercised prior thereto shall be and become void and of no value. The Company may not call or redeem any portion of the Warrant without the prior written consent of the affected Holder.

(b)         The number of Warrant Shares that may be acquired by the Holder upon any exercise of the Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates (as defined under Rule 144, “Affiliates”) and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 19.999% (the “19.999% Ownership Limitation”) of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise but excluding any shares of Common Stock issuable upon (a) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such Holder and its Affiliates or (b) exercise or conversion of the unexercised or un-converted portion of any other securities of the Company (including, without limitation any other shares of Common Stock or warrants) subject to a limitation on exercise analogous to the limitation included in this Section 5(b) that are beneficially owned by such Holder or any of its Affiliates). Except as described in the preceding sentence, for purposes of the Section 5(b), beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 10 of this Agreement.

In addition to the limitation contained in the preceding paragraph, (1) during any period of time in which a Holder’s beneficial ownership of Common Stock is less than 10%, the number of Warrant Shares that may be acquired by such Holder upon any exercise of the Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates does not exceed 9.999% (the “9.999% Ownership Limitation” (calculated as described in the first sentence of the preceding paragraph), and (2) during any period of time in which a Holder’s beneficial ownership of Common Stock is less than 5%, the number of Warrant Shares that may be acquired by such Holder upon any exercise of the Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates does not exceed 4.999% (the “4.999% Ownership Limitation” (calculated as described in the first sentence of the preceding paragraph). The 4.999% limitation may only be waived by the approval of the Board of Directors of the Company (but such waiver shall not affect any other Holder). By written notice to the Company, the Holder may waive the 9.99% Ownership Limitation, but any such waiver will not be effective until the 61st day after delivery of such notice, nor will any such waiver effect any other Holder. The 19.999% Ownership Limitation may not be waived.

For purposes of Section 5(b), it understood that (1) that the Company is not representing to any Holder that any calculations required hereby are in compliance with Section 13(d) of the Exchange Act and each Holder is solely responsible for any schedules required to be filed therewith and (2) to the extent that the limitation contained in this Section 5(b) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by such Holder) and of which portion of this Warrant is exercisable shall be in the sole discretion of a Holder, and the submission of an Exercise Notice shall be deemed to be each Holder’s determination of whether a Warrant is exercisable (in relation to other securities owned by such Holder) and of which portion of a Warrant is exercisable, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination.

6.          Delivery of Warrant Shares.

(a)         To effect exercises hereunder, the Holder shall not be required to physically surrender the Warrant unless the aggregate Warrant Shares represented by the Warrant are being exercised. Upon delivery of the Exercise Notice to the Warrant Agent (with the attached Warrant Shares Exercise Log) at its address for notice set forth herein and upon payment of the Exercise Price multiplied by the number of Warrant Shares that the Holder intends to purchase hereunder and the Warrant Agent shall promptly (but in no event later than three Trading Days after the Date of Exercise (as defined herein)) issue and deliver to the Holder, a certificate for the Warrant Shares issuable upon such exercise, which, unless otherwise required by the Purchase Agreement or unless a registration statement is not then effective for the resale of the Warrant Shares or the Warrant Shares are not freely transferable without volume restrictions under Rule 144, shall be free of restrictive legends. If the Warrant Shares may be delivered without restrictive legends, the Warrant Agent shall deliver Warrant Shares hereunder electronically through the Depository or another established clearing corporation performing similar functions, if available, to the Depository by crediting the account of the Depository or of the Participant through its Deposit Withdrawal Agent Commission system.. A “Date of Exercise” means the date on which the Holder shall have delivered to the Warrant Agent: (i) the Exercise Notice (with the Warrant Exercise Log attached to it), appropriately completed and duly signed and (ii) if such Holder is not utilizing the cashless exercise provisions set forth in this Agreement, payment of the Exercise Price for the number of Warrant Shares so indicated by the Holder to be purchased.

(b)         If by the third Trading Day after the Company receives notice of the Warrant Agent receiving an Exercise Notice, the Company fails to cause the Warrant Agent to deliver the required number of Warrant Shares in the manner required pursuant to Section 6(a), then the Holder will have the right to rescind such exercise.

(c)         If by the third Trading Day after the Company receives notice of the Warrant Agent receiving an Exercise Notice, the Company fails to cause the Warrant Agent to deliver the required number of Warrant Shares in the manner required pursuant to Section 6(a), and if after such third Trading Day and prior to the receipt of such Warrant Shares, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue by (B) the closing bid price of the Common Stock at the time of the obligation giving rise to such purchase obligation and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. The Holder shall provide the Warrant Agent written notice indicating the amounts payable to the Holder in respect of the Buy-In.

(d)         The Company’s obligations to cause the Warrant Agent to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Warrant Shares upon exercise of the Warrant as required pursuant to the terms hereof.

(e)         If the Warrant is exercised in part, the Warrant Agent shall, at the request of a Holder and upon surrender of the Warrant, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by the Warrant, which new Warrant shall in all other respects be identical with the Warrant.

7.          Charges, Taxes and Expenses. Issuance and delivery of Warrant Shares upon exercise of the Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring the Warrant or receiving Warrant Shares upon exercise hereof. The Company shall pay all Warrant Agent fees required for same-day processing of any Notice of Exercise.

8.          Replacement of Warrant. If the Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for the Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity (which shall not include a surety bond), if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a mutilation of the Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

9.          Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of the Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of Persons other than the Holder (taking into account the adjustments and restrictions of Section 10). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

10.         Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of the Warrant are subject to adjustment from time to time as set forth in this Section 10.

(a)          Stock Dividends and Splits. If the Company, at any time while the Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be adjusted to equal the product obtained by multiplying the then-current Exercise Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b).         Reclassification, etc. If at any time while the Warrant is outstanding, the Company, by reclassification of securities or otherwise, changes the Common Stock issuable upon exercise of the Warrant into the same or a different number of shares of any class or classes of securities (other than a merger or consolidation contemplated by clause (i) of the definition of “Fundamental Transaction”), the Warrant shall become exercisable for the same amount and kind of securities (and for the same aggregate Exercise Price) receivable upon such reclassification that the Holder of the Warrant would have been entitled to receive upon the occurrence of such reclassification if it had been, immediately prior to such reclassification, the holder of the number of Warrant Shares then issuable upon exercise in full of the Warrant, and the per-share Exercise Price therefor shall be appropriately adjusted.

(c)          Fundamental Transactions. If, at any time while the Warrant is outstanding there is a Fundamental Transaction, then the Holder shall have the right thereafter to receive, upon exercise of the Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of the Warrant (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of the Warrant following such Fundamental Transaction. At the Holder’s option and request and upon surrender of the Holder’s Warrant, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant substantially in the form of the Warrant and consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. In the event of a Fundamental Transaction other than one in which the consideration consists of only cash and/or stock quoted or listed for trading on a Trading Market (“Public Stock”), the Company or the successor entity shall, at the Holder’s option and request and upon surrender of the Holder’s Warrant, purchase the Warrant from the Holder for a purchase price, payable in cash within five Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the Black Scholes value of the remaining unexercised portion of the Warrant on the date of such request. Notwithstanding anything in this Section 10(c) to the contrary, if at any time while this Warrant is outstanding, the Company engages in any Fundamental Transaction in which the holders of Common Stock receive in exchange for their shares of Common Stock only cash and/or Public Stock, then the Holder of this Warrant shall only be entitled to receive only an amount of cash or Public Stock (as applicable) equal to (or in the case of Public Stock, having a fair market value equal to) (i) (A) the amount of cash (or fair market value of the number of shares of Public Stock) payable in such Fundamental Transaction to the holders of Common Stock for each share of Common Stock held; less (B) the Exercise Price of this Warrant, as adjusted; multiplied by (ii) the number of Warrant Shares issuable upon exercise of this Warrant, at the same time and on the same terms as the holders of Common Stock, and immediately upon the receipt of such payment by the Holder this Warrant shall terminate.

(d)          Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 10, the number of Warrant Shares that may be purchased upon exercise of the Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(e)          Calculations. All calculations under this Section 10 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(f)          De Minimis Adjustments. No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 in such price; provided, however, that any adjustment which by reason of this Section 10(f) is not required to be made shall be carried forward and taken into account in any subsequent adjustments under this Section 10. No adjustment need be made for a change in the par value or no par value of the Company’s Common Stock.

(g)          Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 10, the Company at its expense will promptly compute such adjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of the Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Warrant Agent will promptly deliver a copy of each such certificate to the Holder.

(h)          Notice of Corporate Events. In case any time: (1) the Company shall declare any cash dividend on its Common Stock; (2) the Company shall pay any dividend payable in stock upon its Common Stock or make any distribution to the holders of its Common Stock; (3) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; (4) there shall be any capital reorganization, or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation; or (5) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company; then, in any one or more of said cases, the Company shall give written notice to the Holder within the time period specified below. Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, or conversion or redemption, as the case may be. Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which the Company’s transfer books are closed in respect thereto, except that the Company may delay such notice if its Board of Directors determines, in good faith, that such notice would constitute premature disclosure of material non-public information or would otherwise harm a legitimate business or financial objective of the Company. The Company shall have complied with this Section 10(h) if it discloses within the necessary time period the required information in a press release or by filing the appropriate form with the Securities and Exchange Commission.

11.         Payment of Exercise Price. The Holder may pay the Exercise Price in one of the following manners:

(a)          Cash Exercise. The Holder may deliver the Exercise Price in the form of a check payable to American Stock Transfer & Trust Company LLC, or by wire transfer of immediately available funds to an account designated by the Warrant Agent; or

(b)          Cashless Exercise. At a time when a registration statement permitting the Holder to resell the Warrant Shares is not then effective or the prospectus forming a part thereof is not then available to the Holder for the resale of the Warrant Shares, then the Holder may deliver an Exercise Notice to the Company at the address set forth in Section 13 of its election to utilize a cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]

where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which the Warrant is being exercised.

A = the average of the Closing Prices for the five Trading Days immediately prior to (but not including) the Exercise Date.

B = the Exercise Price.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date the Warrant was originally issued.

(c)          Disposition of Proceeds on Exercise of Warrants. The Warrant Agent shall promptly forward to the Company all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.

12.         No Fractional Shares. No fractional shares of Warrant Shares will be issued in connection with any exercise of any Warrant. In lieu of any fractional shares which would otherwise be issuable, the Company shall round up to the next whole share.

13.         Notices under this Agreement. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective when delivered (i) if to the Company, at 11000 North Mopac Expressway, Austin, Texas 78759, Attention: Chief Executive Officer and Chief Financial Officer, or such other headquarters address as the Company may publicly disclose on its website or in its filings with the Securities and Exchange Commission, with a copy (which shall not constitute notice) to Andrews Kurth LLP, 111 Congress Avenue, Suite 1700, Austin, Texas 78701, Fax: (512) 320-9292, Attention: J. Matthew Lyons and (ii) if to the Warrant Agent, at American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, Attention: Corporate Trust Department, Fax: (718) 765-8711. Any party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose.

14.         Warrant Agent. The Company’s transfer agent for its Common Stock, American Stock Transfer & Trust Company, LLC, shall serve as the Warrant Agent. Upon thirty (30) days’ notice to the Holder (which may be satisfied by a press release or filing the appropriate form with the Securities and Exchange Commission), the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under the Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrant Shares required to be issued pursuant to the provisions of Section 6, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with certificates duly executed on behalf of the Company for such purpose. The Warrant Agent shall be liable under this Agreement only for its own gross negligence, willful misconduct and bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or any Warrant (except its countersignature thereof), nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the company with respect to the Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company’s Common stock through the exercise of Warrants. The Warrant Agent shall keep copies of this Agreement available for inspection by holders of Warrants during normal business hours.

15. Miscellaneous.

(a)          Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Agreement shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Agreement.

(b)          Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

(c)          Amendment. From time to time, the Company and the Warrant Agent, without the consent of the Holders of the Warrants, may amend or supplement this Agreement for certain purposes, including curing ambiguities, defects or inconsistencies, appointing a successor Warrant Agent, or making any other change that does not adversely affect the rights of any Holder in any material respect. Any material modification to the rights of the Holders or amendment that would materially and adversely affect the exercise rights of the Holders may be made only if the Company has obtained the written consent of the Holders representing not less than a majority of the Warrant Shares obtainable upon exercise of the Warrants then outstanding.

(d)          Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(e)          Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

(f)          No Rights as Stockholder Until Exercise. Prior to exercise of the Warrant, the Holder hereof shall not, by reason of by being a Holder, be entitled to any rights of a stockholder with respect to the Warrant Shares.

(g)          Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of the Warrant, pursuant to the terms hereof.

[signature page follows]

In witness whereof, the undersigned have caused this Agreement to be duly executed as of the date first indicated above.

Crossroads Systems, Inc.

By:
Name:
Its:
American Stock Transfer & Trust Company, LLC

By:
Name:
Its:

Signature Page — Crossroads Systems, Inc.

Warrant Agent Agreement

EXHIBIT A

Number	Crossroads Systems, INC.	Warrant
THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR
TO 5:30 P.M. NEW YORK CITY TIME, [_______], 2017

THIS WARRANT IS SUBJECT TO CERTAIN EXERCISE LIMITATIONS SET FORTH IN THE WARRANT AGREEMENT BETWEEN THE COMPANY AND THE WARRANT AGENT. CERTAIN OF THESE EXERCISE LIMITATIONS ARE RELATED TO THE COMPANY’S TAX BENEFIT PRESERVATION PLAN, DATED AS OF MAY 23, 2014, BETWEEN THE COMPANY AND AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, AS RIGHTS AGENT, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “TAX BENEFIT PLAN”), A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY. THESE LIMITATIONS ARE INTENDED TO PRESERVE THE VALUE OF CERTAIN TAX ASSETS HELD BY THE COMPANY. PRIOR TO EXERCISING THIS WARRANT, YOU ARE ENCOURAGED TO REFER TO THE WARRANT AGREEMENT AND THE TAX BENEFIT PLAN. THE COMPANY WILL MAIL TO THE HOLDER OF THIS CERTIFICATE A COPY OF THE TAX BENEFIT PLAN WITHOUT CHARGE AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR.

THIS CERTIFIES THAT, for value received, the Depository Trust Company, or its nominee for the benefit of the beneficial owners hereof, is the registered holder of a Warrant or Warrants expiring [__________], 2017 (the “Warrant”) to purchase one fully paid and non-assessable share of common stock, $0.001 par value (“Shares”) of Crossroads Systems, Inc., a Delaware corporation (the “Company”) for each Warrant evidenced by this Warrant Certificate. The Warrant entitles the holder thereof to purchase from the Company, commencing upon the date of issuance, such number of Shares of the Company at the price of $[______] per full Share (the “Exercise Price”), upon surrender of the Warrant, with a duly executed facsimile copy of the Notice of Exercise Form attached hereto and payment of the Exercise Price at the office or agency of the Warrant Agent, American Stock Transfer & Trust Company, LLC (the “Warrant Agent”), but subject to the conditions set forth herein and in the Warrant Agreement between the Company and the Warrant Agent (the “Warrant Agreement”). The terms of the Warrant Agreement are incorporated herein in their entirety. In the event of a conflict between this Warrant Certificate and the Warrant Agreement, the terms of the Warrant Agreement shall control.

This Warrant will expire on the date first written above if it is not exercised prior to such date by the registered holder pursuant to the terms of the Warrant Agreement.

No fraction of a Share will be issued upon any exercise of a Warrant. If the holder of a Warrant would be entitled to receive a fraction of a Share upon any exercise of a Warrant, the Company shall, at its option upon such exercise, round up to the nearest whole number the number of Shares to be issued to such holder or pay a cash adjustment in respect of such fractional amount pursuant to the relevant provision of the Warrant Agreement.

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent by the registered holder hereof in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent in the manner provided in the Warrant Agreement, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate as provided in the Warrant Agreement.

The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

This Warrant does not entitle the registered holder to any of the rights of a stockholder of the Company.

American Stock Transfer & Trust Company, LLC

By:
President	Secretary		Transfer Agent and Registrar Authorized Officer

EXERCISE NOTICE

The undersigned Holder hereby irrevocably elects to purchase shares of Common Stock pursuant to the attached Warrant. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

(1) The undersigned Holder hereby exercises its right to purchase Warrant Shares pursuant to the Warrant.

(2) The Holder intends that payment of the Exercise Price shall be made as (check one):

☐ “Cash Exercise” under Section 11

☐ “Cashless Exercise” under Section 11

(3) If the holder has elected a Cash Exercise, the holder shall pay the sum of $____________ to the Company in accordance with the terms of the Warrant.

(4) Pursuant to this Exercise Notice, the Company shall deliver to the holder Warrant Shares in accordance with the terms of the Warrant.

Dated ______________ __, _____	Name of Holder:

(Print)
By:
Its:
(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Warrant Shares Exercise Log

Date	Number of Warrant Shares Available to be Exercised	Number of Warrant Shares Exercised	Number of Warrant Shares Remaining to be Exercised

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto the right represented by the attached Warrant to purchase shares of Common Stock to which such Warrant relates and appoints ___________ attorney to transfer said right on the books of the Company with full power of substitution in the premises.

Dated: __________ __, _______

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

Note: Address for Delivery may not be a P.O. box and must be a physical address where stock certificates may be delivered in connection with this purchase or any future stock issued through splits, warrant conversions or other circumstances. The delivery address may be a personal residence, or a broker dealer where the certificate would be deposited
Attest: